Exhibit 8.1

25 May 2018

Matter No.826322:

Doc Ref: 104204659v1

852 2842 9530

Richard.Hall@conyersdill.com

Weidai Ltd.

50/F, Western Building

Fortune Plaza

No. 33 Jiefang East Road

Jianggan District, Hangzhou

People’s Republic of China

Attn: the board of directors

Dear Sirs,

Re: Weidai Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of Class A Ordinary Shares par value US$0.0001 each of the Company.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)       the Registration Statement; and

(ii)        a draft of the prospectus (the “Prospectus”) contained in the Registration Statement which is in substantially final form.

We have also reviewed and relied upon (1) the currently adopted amended and restated memorandum of association and articles of association of the Company, (2) the latest drafts of the second amended and restated memorandum of association and articles of association of the Company, to be adopted by the Company and proposed to become effective prior to the closing of the Company’s initial public offering of Class A Ordinary Shares, par value US$0.0001 each, represented by American Depositary Shares, and (3) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement reviewed by us; (c) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (d) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation — Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Prospectus forming part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

  /s/ Conyers Dill & Pearman

Conyers Dill & Pearman